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                                                                 EXHIBIT 2.3


                                SECOND AMENDMENT
                                       TO
                            ASSET PURCHASE AGREEMENT


         THIS SECOND AMENDMENT, dated as of January 31, 2003 (this "Amendment"),
                                                                    ---------
to the ASSET PURCHASE AGREEMENT, dated as of November 30, 2002, as amended by the First Amendment thereto dated as of December 31, 2002 (the "Agreement"), by
                                                                ---------
and among Quality Botanical Ingredients, Inc., a Delaware corporation, Health Sciences Group, Inc., a Colorado corporation, Quality Botanical Ingredients, Inc., a New Jersey corporation, Corrola, Inc. and Joseph R. Schortz. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

                                    RECITALS

         WHEREAS, the parties to the Agreement wish to amend Section 9.1 and
Section 15.1(d) of the Agreement.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to the Agreement agree as follows:

         1.       Amendment to Section 9.1 of the Agreement.
                  -----------------------------------------

                  The text of Section 9.1 of the Agreement (after the heading) regarding the Closing is hereby deleted in its entirety and replaced with the following:


                  "Subject to the terms and conditions herein contained, the parties agree to close this transaction (the "Closing") at the offices of Heller Ehrman White & McAuliffe LLP, on February 14, 2003 (the "Closing Date") or on such other date and at such other place as the parties may agree upon in writing. Seller and Purchaser may agree to extend the Closing for a reasonable period of time not to exceed 30 days, such agreement not to be unreasonably withheld."


         2.       Amendment to Section 15(d) of the Agreement.
                  -------------------------------------------

                  Section 15(d) of the Agreement regarding permitted termination of the Agreement is hereby deleted in its entirety and replaced with the following:


                  "(d) by either Purchaser or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under


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         this Agreement) on or before February 28, 2003, or such later date as the parties may agree upon."


         3.       General.
                  --------

                  (a) Except for the amendments effected by this Amendment, the terms and provisions of the Agreement shall remain unchanged and in full force and effect.

                  (b) This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.




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                  IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

QUALITY BOTANICAL INGREDIENTS, INC.,       QUALITY BOTANICAL INGREDIENTS, INC.,
a Delaware corporation                     a New Jersey corporation


By:      /s/ Fred E. Tannous               By:      /s/ Joseph R. Schortz
  ---------------------------------           ----------------------------

HEALTH SCIENCES GROUP, INC.                SHAREHOLDERS:



By:      /s/ Fred E. Tannous                        /s/ Joseph R. Schortz
   --------------------------------        ------------------------------
                                           JOSEPH R. SCHORTZ


                                           CORROLA, INC.



                                           By:      /s/ Joseph R. Schortz
                                             ----------------------------



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